Exhibit 10(a)3

SECOND AMENDMENT TO THE SOUTHERN COMPANY

SUPPLEMENTAL BENEFIT PLAN

WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Benefit Plan, as amended and restated effective May 1, 2000 (the “Plan”); and

WHEREAS, Section 6.2 of the Plan provides that the Plan may be amended or modified at any time by the Company; and

WHEREAS, the Company has authorized its officers to amend the Plan to name new officer positions, and any successors thereto, to serve on the Administrative Committee; and

WHEREAS, officer positions appointed to the Administrative Committee shall assume such duties as of the later of March 1, 2006 or the date such officer position is filled, provided any officer previously appointed to the Administrative Committee designated as a successor to such appointed status pursuant to this amendment shall continuously retain member status on the Administrative Committee since the time of his original appointment.

NOW, THEREFORE, effective March 1, 2006, the Company hereby amends the Plan as follows:

1.

The Plan is amended to delete existing Section 3.1 and replace it with the following:

3.1         The general administration of the Plan shall be placed in the Administrative Committee. The Administrative Committee shall consist of the Senior Vice President, Human Resource Services, Southern Company Services, Inc. (which position is the successor to the Vice President, Compensation and Benefits, Southern Company); the Chief Financial Officer, Southern Company Services, Inc.; the Vice President, Tax, Southern Company Services, Inc.; and the Comptroller of Southern Company; or any other position or positions that succeed to the duties of the foregoing positions. Any member may resign or may be removed by the Board of Directors and new members may be appointed by the Board of Directors at such time or times as the Board of Directors in its discretion shall determine. The Administrative Committee shall be chaired by the Senior Vice President, Human Resource Services, Southern Company Services, Inc. and may select a Secretary (who may, but need not, be a member of the Administrative Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Administrative Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.

2.

Except as amended herein, by this Second Amendment, the Plan shall remain in full force and effect as amended and restated by the Company.

IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted the Second Amendment to the Southern Company Supplemental Benefit Plan, as amended and restated as of May 1, 2000, this 21st day of March, 2006.

SOUTHERN COMPANY SERVICES, INC.
Attest:	By: /s/Robert A. Bell
/s/Dennis A. Stone Secretary	Its: SVP, Human Resource Services

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